AIMCO PROPERTIES, L.P.
                     1873 South Bellaire Street, 17th Floor
                             Denver, Colorado 80222


                                 April 27, 1999


Dear Limited Partner:

     HIGHEST OFFER TO DATE! We are offering to acquire up to 10,425 limited partnership interests (the "Units") in Winthrop Growth Investors 1 Limited Partnership (the "Partnership") for $284 per Unit in cash. Enclosed for your review and consideration are documents relating to our Offer to purchase your Units. Our offer will expire at 11:59 p.m., New York City time on May 24, 1999 (unless extended by us).

     The general partner of the Partnership is our affiliate. As a result of this affiliation, the Partnership has indicated in a Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission that it is remaining neutral and making no recommendation as to whether its limited partners should tender their Units in response to our Offer. The Partnership further states, however, that if a limited partner desires to obtain cash for its Units presently, it believes that those limited partners should tender their Units for the greatest purchase price. Limited Partners are urged to read our Offer to Purchase and the related materials and the Schedule 14D-9 carefully and in their entirety before deciding whether to tender their Units.

     HIGHEST OFFER TO DATE! Although not necessarily indicative of value, our Purchaser Price is $9.00 per Unit greater than the purchase price being paid in a competing offer made on April 6, 1999 (the "Equity Resource Offer") by Equity Resource Boston Fund ("Equity Resource").

     You should be aware, however, that, as with any rational investment decision, we are making our Offer with a view to making a profit. No independent person has been retained to evaluate or render any opinion with respect to the fairness of our Offer, and no representation is made by us or any of our affiliates as to such fairness.

     IF YOU TENDERED YOUR UNITS IN THE EQUITY RESOURCE OFFER, YOU MAY STILL TENDER YOUR UNITS TO US BY COMPLETING THE ENCLOSED NOTICE OF WITHDRAWAL AND THE LETTER OF TRANSMITTAL. THE NOTICE OF WITHDRAWAL MUST BE DELIVERED TO EQUITY RESOURCE (with a copy to our information Agent) BY NO LATER THAN MAY 6, 1999, THE EXPIRATION DATE OF THE EQUITY RESOURCE OFFER, UNLESS EXTENDED.

     If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, River Oaks Partnership Services, Inc., at
(888)349-2005 or (201)896-1900.


                                        Very truly yours,



                                        AIMCO PROPERTIES, L.P.